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The Board of Directors
Airgas, Inc.


We consent to the inclusion of our report dated March 14, 1996, with respect to the consolidated balance sheet of Welders Equipment Company, Inc. and subsidiary as of December 31, 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the year then ended, which report appears in the Form 8-K of Airgas, Inc. dated April 5, 1996.

                                     KPMG PEAT MARWICK LLP
                                     San Antonio, Texas

April 5, 1996